UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2019

Stem Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55751	61-1794883
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7777 Glades Road, Suite 203, Boca Raton, FL	33434
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 237-2931

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry Into a Material Definitive Agreement.

On October 8, 2018, Stem Holdings, Inc., a Nevada corporation (“Stem”) and Yerba Buena Oregon, LLC, an Oregon limited liability company (“Yerba”) entered into an Asset Purchase Agreement (the “Agreement”) which provided for Stem to purchase certain assets and assume certain liabilities of Yerba for a total purchase price comprising (a) the greater of $1,930,581 and 90% of Yerba’s 2018 EBITDA multiplied by 5; plus (b) the greater of $2,862,431 and 75% of Yerba’s 2019 EBITDA multiplied by 2.5. Yerba is a wholesale producer of recreational marijuana flower, by-product and pre-roll product in the state of Oregon.

On June 28, 2019, Stem received regulatory approval from the Oregon Liquor Control Commission (“OLCC”) and closed the previously-announced acquisition of Yerba. Yerba operates an award-winning state-of-the-art cultivation facility equipped with an in-house genetics program and a cannabis library consisting of a few hundred strains.

Under the terms of the definitive agreement, Stem paid Yerba (i) $350,000 in cash; (ii) entered into a $400,000 non-negotiable promissory note and (iii) will issue $3.86 million worth of Stem common shares to be issued in two tranches, with $1.58 million worth of shares issued at closing at the then prevailing market price and $2.28 million worth of shares to be issued July 2019 at the then prevailing market price.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

The financial statements required by this Item are attached to this Report as Exhibit 99.1

(b)	Pro Forma Financial Information.

The pro forma financial information required by this Item is attached to this Report as Exhibit 99.2.

(d) Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement dated as of October 8, 2018 by and between Stem Holdings, Inc., a Nevada corporation and Yerba Buena Oregon, LLC, an Oregon limited liability company**

99.1	Audited financial statements of Yerba Buena Oregon, LLC for the years ended December 31, 2017 and 2016**

99.2	Unaudited pro forma condensed combined financials statements of Yerba Buena Oregon, LLC and Stem Holdings, Inc. as of September 30, 2018 and September 30, 2017**

** Filed with the Company’s previous Form 8-K filed on February 12, 2019

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stem Holdings, Inc.

By:	/s/ Adam Berk
Name:	Adam Berk
Title:	President

Dated: July 1, 2019

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